EXHIBIT 3.4
ARTICLES OF INCORPORATION
OF
NIPPON MINING HOLDINGS, INC.
CHAPTER I GENERAL PROVISIONS
(Corporate Name)
Article 1 The Company shall be called “SHIN-NIKKO HOLDINGS KABUSHIKI KAISHA” and in English, “NIPPON MINING HOLDINGS, INC.”
(Purpose)
Article 2 The purpose of the Company shall be, by means of holding shares, to manage and control companies engaged in the following businesses and to conduct any other business incidental to such purpose:
     (1) Crude oil and natural gas mining, coal and brown coal mining;
     (2) Refining and processing of petroleum, sale of crude oil and petroleum products, refining, processing and sale of coal, natural gas and other oil alternative energy, extraction, refining, processing and sale of animal and vegetable oils;
     (3) Metal and nonmetal mining;
     (4) Smelting, refining and manufacture of nonferrous metals, manufacture and sale of metal products such as rolled steel products, surface-finished steel products, metal products for construction and building, metal powder products, metal wire products and precious metal products, and of precious metals and jewelry;
     (5) Manufacture and sale of electronic components and devices such as semiconductor devices, integrated circuits and connectors, electronic materials such as copper foil, high-purity metals and compound semiconductors, batteries and the materials therefore;
     (6) Manufacture and sale of such alcohol as methanol and ethanol, such chemical industrial products as ethylene, propylene, aromatic compounds, carboxylic acid, surfactants, paints, agricultural chemicals, sulfuric acid and catalysts, fertilizers and pharmaceuticals, manufacture of carbon and graphite;
     (7) Heat supplying and power providing services;
     (8) Disposal of industrial wastes and other wastes in general, sale of recycled materials, soil cleanup services;

     (9) Manufacture of applied biochemical products (perfume materials, enzymes, medicinal materials, plant seeds and saplings, and others);
     (10) Software services, information processing and providing services, sale of computing software, internet provider services, internet home-page building services, internet advertising agency services, consulting services related to security management of telecommunication systems;
     (11) Sale of automobiles and automobile products, inspection services, automobile leasing services;
     (12) Management (including managerial guidance and technical assistance) of convenience stores;
     (13) Manufacture and sale of machinery for mining and chemical industries, various robots (for industrial, consumer, medical and other uses), office machinery and appliances, air conditioning equipment and other machinery and appliances in general, electrical machinery and appliances for power generation, power transmission, power distribution and industrial uses, electrical machinery and appliances such as applied electronic equipment and electrical measuring instruments, precision machinery and appliances such as measurers, measuring instruments, analytical instruments and testing machinery, medical machinery and equipment, medical tools and devices;
     (14) General civil engineering and construction, paving, facility engineering such as electrical engineering, plumbing, drilling of wells and installation of machinery and equipment;
     (15) Trucking of general and special freight, inland water transportation, marine and air transportation, port transportation, forwarding agency, warehousing;
     (16) Purchase and sale, rent and lease, brokerage and management of real properties;
     (17) Financing, life insurance agency and casualty insurance agency services;
     (18) Non-destructive inspection services, staffing services, environmental assessment services, travel agency services;
     (19) Management of gymnastic facilities, lodgings, restaurants in general and driving schools;
     (20) Sale of publications and daily needs in general;
     (21) Manufacture and sale of foodstuffs and food additives; or
     (22) Any and all businesses incidental or related to any of foregoing items.
     2 The Company itself may conduct any of businesses set forth in the Paragraph 1 of this Article.

(Principal Office)
Article 3 The Company shall have its principal office in Minato-ku, Tokyo.
(Corporate bodies)
Article 4 The Company shall have the following corporate organizational bodies and office of corporation in addition to the general meeting of shareholders and Directors:
(1)	Board of Directors

(2)	Statutory Auditors

(3)	Board of Statutory Auditors

(4)	Accounting Auditors
(Method of Public Notice)
Article 5 The Company shall make all public notifications by electronic means, provided that, in the event of occurrence of unavoidable circumstances, public notifications shall be made in the Nihon Keizai Shimbun newspaper.
CHAPTER II SHARES
(Total Number of Authorized Shares)
Article 6 The total number of authorized shares to be issued by the Company shall be three billion (3,000,000,000).
(Number of Shares of One Unit; Shareholders’ Right to Demand Sale of Fractional Shares)
Article 7 The number of shares of a unit of shares of the Company shall be five hundred (500).
     2 Pursuant to the provisions set forth in the Company’s Share Handling Rules, shareholders may request the Company to sell fractional shares which, if added to the fractional shares already held by the shareholder, will equal the number of shares constituting one unit of shares.
(Administrator of the register of shareholders)
Article 8 The Company shall have an administrator of the register of shareholders.

     2 The administrator of the register of shareholders and its business office shall be determined by a resolution of the Board of Directors and notified publicly.
     3 Compilation and keeping of the register of shareholders and the register of stock acquisition rights of the Company, and other clerical processing related to the register of shareholders and the register of stock acquisition rights shall be handled by the administrator of the register of shareholders and not by the Company.
(Share Handling Rules)
Article 9 Handling of execution of shareholder rights, the Company’s stock and stock acquisition rights, and commissions shall be governed by the Share Handling Rules prescribed by the Board of Directors.
CHAPTER III GENERAL MEETING OF SHAREHOLDERS
(Convocation of General Meeting of Shareholders)
Article 10 An ordinary general meeting of shareholders shall be convened in June each year, and an extraordinary general meeting of shareholders shall be convened as and when necessary.
(Record Date for Ordinary General Meeting of Shareholders)
Article 11 The record date for determining shareholders with voting rights to be convened to the Company’s ordinary general meeting of shareholders shall be March 31 of each year.
(Chairman of General Meeting of Shareholders)
Article 12 The Chairman of the Company shall preside over the general meeting of shareholders. In case the Chairman is unable so to act, one of the other Directors in the order previously fixed by the Board of Directors shall take the place of the Chairman.
(Disclosure and Deemed delivery of the Reference Documents for the Exercise of Voting Rights and other documents via the Internet)
Article 13 As part of the procedure for the convocation of the general meeting of shareholders, the Company is deemed to have completed its disclosure obligations if it posts on the Internet the information that are required to be disclosed in the Reference Documents for the Exercise of Voting Rights, Business Report, non-consolidated financial statements and consolidated financial statements in accordance with the Ministerial Ordinances of the Ministry of Justice.

(Method of Resolution by General Meeting of Shareholders)
Article 14 Unless otherwise provided for by the laws or ordinances or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority of the votes of the shareholders who are entitled to exercise voting rights and are present at the meeting.
     2 Resolutions of a general meeting of shareholders pursuant to Article 309, Paragraph 2 of the Companies Act shall be adopted by no less than two-thirds (2/3) of voting rights of the shareholders present at the meeting, at which the shareholders holding no less than one-third (1/3) of the voting rights of all shareholders who are entitled to exercise the voting rights are present.
(Voting by Proxy)
Article 15 A shareholder of the Company may exercise his/her voting rights by using one (1) proxy who shall be another shareholder who has voting rights in the Company.
     2 Shareholders or their proxies shall submit to the Company a document evidencing the authority of a proxy for each general meeting of shareholders.
CHAPTER IV DIRECTORS AND THE BOARD OF DIRECTORS
(Number of Directors)
Article 16 The number of Directors of the Company shall be no more than thirteen (13).
(Election of Directors)
Article 17 Directors shall be elected at a general meeting of shareholders.
     2 Directors shall be elected by a majority vote of the shareholders present at a general meeting of shareholders at which shareholders holding one-third (1/3) or more of the voting rights of all shareholders who are entitled to exercise their voting rights shall be present.

     3 Cumulative voting shall not be used for the election of Directors.
(Term of Office of Directors)
Article 18 The term of office of a Director shall expire at the close of the ordinary general meeting of shareholders relating to the last business year that ends within one (1) year after his/her election as Director.
(Notice for Convening Board of Directors’ Meeting)
Article 19 Notice for convening a meeting of the Board of Directors shall be sent at least two (2) days prior to the date set for such meeting, provided that in case of an emergency, such period may be shortened.
     2 A meeting of the Board of Directors may be held without any procedures for convening such meeting, if all Directors and Statutory Auditors so agree.
(Deemed Determination by the Board of Directors)
Article 20 A resolution is deemed to have been made by the Board of Directors on matters within their authority if requirements provided for by Article 370 of the Companies Act are satisfied.
(Appointment of Representative Directors)
Article 21 Representative directors shall be appointed by resolutions of the Board of Directors.
(Directors with Specific Titles)
Article 22 The Company shall have one (1) Chairman and one (1) President, who shall be elected by a resolution of the Board of Directors.
     2 In case it is necessary for conducting the Company’s business, the Company may, by a resolution of the Board of Directors, have one (1) or more Executive Vice Chairmen, Executive Vice Presidents, Senior Managing Directors and Managing Directors.
(Senior Advisors and Senior Counselors)
Article 23 The Company may, by a resolution of the Board of Directors, have Senior Advisors and Senior Counselors.

(Regulations of Board of Directors)
Article 24 The Board of Directors shall be governed by the Regulations of the Board of Directors to be prescribed by the Board of Directors, as well as by these Articles of Incorporation.
(Directors’ Remuneration, etc.)
Article 25 Directors’ remuneration, bonuses and other financial benefits they receive from the Company in consideration of their execution of duties (hereafter “remuneration, etc.”) shall be determined by a resolution of the general meeting of shareholders.
(Release of Liabilities of Directors)
Article 26 The Company may, by a resolution of the Board of Directors, release Directors (including ex-Directors) from liabilities as described in Article 423, Paragraph 1 of the Companies Act subject to the limitations set forth in Article 426, Paragraph 1 of the Companies Act, so long as they were performing their duties in good faith and without gross negligence.
(Agreement Limiting Liabilities of Outside Directors)
Article 27 The Company may enter into an agreement with Outside Directors with respect to the liabilities as described in Article 423, Paragraph 1 of the Companies Act holding them harmless for damages caused by them in excess of the greater of an amount fixed in advance at not less than five million yen (¥5,000,000) or the amount set forth in Article 427, Paragraph 1 of the Companies Act, so long as they were performing their duties in good faith and without gross negligence.
CHAPTER V
STATUTORY AUDITORS AND THE BOARD OF STATUTORY AUDITORS
(Number of Statutory Auditors)
Article 28 The number of Statutory Auditors shall be no more than five (5).
(Election of Statutory Auditors)
Article 29 Statutory Auditors shall be elected at a general meeting of shareholders.

     2 Statutory Auditors shall be elected by a majority vote of the shareholders present at a general meeting of shareholders at which shareholders holding one-third (1/3) or more of the voting rights of all the shareholders who are entitled to exercise their voting rights shall be present.
     3 Pursuant to the provisions of Article 329, Paragraph 2 of the Companies Act, for the purpose of preparing for the possible case in which the number of incumbent Statutory Auditors might become insufficient in such number as required by laws and regulations, Substitute Statutory Auditors may be elected at a general meeting of shareholders.
     4 The effective period of the resolution related to the election of the Substitute Statutory Auditors as specified in the preceding paragraph shall expire at the commencement of the ordinary general meeting of shareholders relating to the last business year that ends within four (4) years after his/her election as the Substitute Statutory Auditor, unless such period is shortened by the resolution.
(Term of office of Statutory Auditors)
Article 30 The term of office of a Statutory Auditor shall expire at the close of the ordinary general meeting of shareholders relating to the last business year that ends within four (4) years after his/her election as the Statutory Auditor.
     2 The term of office of the Statutory Auditor, who is elected to fill a vacancy of a Statutory Auditor who retired before the expiration of his/her term of office, shall terminate when the term of office of his/her predecessor would have otherwise terminated, provided that, in the event that Substitute Statutory Auditors elected pursuant to Paragraph 3 of the preceding Article, assume the post of Statutory Auditor, his/her term of office shall not exceed the time of close of the ordinary general meeting of shareholders relating to the last business year that ends within four (4) years after his/her election as the Substitute Statutory Auditor.
(Notice for Convening Board of Statutory Auditors’ Meeting)
Article 31 Notice for convening a meeting of the Board of Statutory Auditors shall be sent at least two (2) days prior to the date set for such meeting, provided that in case of an emergency, such period may be shortened.

     2 A meeting of Board of Statutory Auditors may be held without any procedures for convening such meeting, if all Statutory Auditors so agree.
(Regulations of Board of Statutory Auditors)
Article 32 The Board of Statutory Auditors shall be governed by the Regulations of the Board of Statutory Auditors to be prescribed by the Board of Statutory Auditors, as well as by these Articles of Incorporation.
(Full-time Statutory Auditors)
Article 33 The Board of Statutory Auditors shall, by its resolution, appoint one (1) or more full-time Statutory Auditors.
(Statutory Auditors’ Remuneration, etc.)
Article 34 Statutory Auditors’ remuneration, etc. shall be determined by a resolution of the general meeting of shareholders.
(Release of Liabilities of Statutory Auditors)
Article 35 The Company may, by a resolution of the Board of Directors, release Statutory Auditors (including ex-Statutory Auditors) from liabilities as described in Article 423, Paragraph 1 of the Companies Act subject to the limitation set forth in Article 426, Paragraph 1 of the Companies Act, so long as they were performing their duties in good faith and without gross negligence.
(Agreement Limiting Liabilities of Outside Statutory Auditors)
Article 36 The Company may enter into an agreement with Outside Statutory Auditors with respect to the liabilities as described in Article 423, Paragraph 1 of the Companies Act, holding them harmless for damages caused by them in excess of the greater of an amount fixed in advance at not less than five million yen (¥5,000,000) or the amount set forth in Article 427, Paragraph 1 of the Companies Act, so long as they were performing their duties in good faith and without gross negligence.

CHAPTER VI ACCOUNTING
(Business Year)
Article 37 The business year of the Company shall be one (1) year from April 1 of each year to March 31 of the following year.
(Decision Making Body on Matters Related to the Payment of Dividends and Other Dispositions from Retained Earnings)
Article 38 The Company may determine dividends to be paid out of retained earnings and other matters set forth in Article 459, Paragraph 1, each of items of the Companies Act, subject to a resolution by the Board of Directors, unless otherwise stipulated in laws or ordinances.
(Record date for the Payment of Dividends)
Article 39 The record date for the payment of dividends shall be March 31 and September 30 of each year.
     2 In addition to the preceding paragraph, the Company may set another record date(s) for the payment of dividends out of retained earnings.
(Limitation Period for Dividend)
Article 40 The Company shall be relieved of its obligation to pay dividends upon expiration of three (3) full years from the date of tender of such payment, provided that such payment is proposed to be made in cash.
SUPPLEMENTARY PROVISIONS
Article 1 Compilation and keeping of the register of lost share certificates of the Company and other clerical processing related to the register of lost share certificates shall be handled by the administrator of the register of shareholders and not by the Company.
Article 2 The preceding article and this article shall be effective until January 5, 2010, and shall be deleted upon the expiration of the same date.